Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

JAKKS Pacific, Inc.
Malibu, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 16, 2010, relating to the consolidated financial statements, the effectiveness of JAKKS Pacific, Inc.’s internal control over financial reporting, and schedule of JAKKS Pacific, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)

BDO USA, LLP (formerly known as BDO Seidman, LLP)
Los Angeles, California
February 18, 2011